Exhibit 99.1

06-01
For further information:
Media: John P. Barnett, Director of External Affairs
713-989-7556

Investors: John F. Walsh, Director of Investor Relations
800-321-7423

SOUTHERN UNION COMPANY AGREES TO SELL PG ENERGY

•	$580 million cash transaction
•	Proceeds will help fund Sid Richardson Energy Services acquisition
•	Southern Union headquarters will move to Houston

HOUSTON, January 27, 2006 — Southern Union Company (NYSE: SUG) today announced that it has entered into a definitive agreement to sell the assets of its PG Energy natural gas distribution division in Pennsylvania to UGI Corporation for $580 million.

Proceeds from the sale will be used to retire a portion of the acquisition debt to be incurred in connection with Southern Union’s previously announced $1.6 billion purchase of Sid Richardson Energy Services Company which is slated for an early March closing.

“PG Energy is a well-managed natural gas distribution company with a significant presence in northeastern and central Pennsylvania. The sale of PG Energy in conjunction with the acquisition of Sid Richardson Energy Services will allow Southern Union to continue to grow as one of the country’s leading energy companies,” said George L. Lindemann, Southern Union’s chairman, president and CEO. “Because Southern Union will no longer have a large employee base in Pennsylvania, we will be consolidating our corporate operations and activities in Houston.”

Both companies’ boards of directors have approved the transaction, which is subject to antitrust clearance, approval by the Pennsylvania Public Utilities Commission and other customary closing conditions. The sale is expected to close in the third quarter of 2006.

“This agreement is a significant step for Southern Union and is consistent with the company’s mission to create value for its shareholders,” said Eric D. Herschmann, senior executive vice president of Southern Union.

PG Energy, headquartered in Wilkes-Barre, Pa., is a natural gas distribution company serving approximately 158,000 customers in 13 counties throughout northeastern and central Pennsylvania.

UGI Corporation (NYSE:UGI), based in Valley Forge, Pa., is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, LP (NYSE:APU), the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France. Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com

About Southern Union Company
Southern Union Company is engaged primarily in the transportation, storage and distribution of natural gas.
Through Panhandle Energy, the company owns and operates 100% of Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Southwest Gas Storage Company and Trunkline LNG Company - one of North America’s largest liquefied natural gas import terminals. Through CCE Holdings, LLC, Southern Union also owns a 50% interest in and operates the CrossCountry Energy pipelines, which include 100% of Transwestern Pipeline Company and 50% of Citrus Corp. Citrus Corp. owns 100% of the Florida Gas Transmission pipeline system. Southern Union’s pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
For further information, visit www.sug.com.

Forward-Looking Information:
This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
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